AETNA VARIABLE ENCORE FUND
File No. 811-2565
Attachment for the period ending December 31, 1996

Item 77c.

(a)     The Special Meeting of the Shareholders of Aetna
         GET Fund ("the Fund") was held on July 19, 1996.

(b)     At the meeting, the following Directors were elected:

				Morton Ehrlich
				Maria T. Fighetti
				David L. Grove
				Timothy A. Holt
				Daniel P. Kearney
				Sidney Koch
				Shaun P. Mathews
				Corine T. Norgaard
				Richard G. Scheide

(c)     Shareholders were asked vote on the following proposals:


1) To elect nine Directors to serve until their successors are elected and qualified.

		       AFFIRMATIVE VOTES         NEGATIVE VOTES
Morton Ehrlich         	    25,348,148.610          	1,029,931.898
Maria T. Fighetti       	    25,326,247.933          	1,051,832.575
David L. Grove          	    25,266,698.429	        	1,111,382.079
Timothy A. Holt        	    25,332,048.838	            1,046,031.670
Daniel P. Kearney          25,315,173.568          	1,062,906.940
Sidney Koch              	    25,330,412.869	       	1,047,667.639
Shaun P. Mathews          25,330,788.261             	1,047,292.247
Corine T. Norgaard    	    25,304,059.659	            1,074,020.849
Richard G. Scheide         25,330,203.675           	1,047,876.833


2) Approve or disapprove a Subadvisory Agreement among the Fund, Aetna Life Insurance and Annuity Company ("Aetna"), and Aetna's affiliate, Aeltus Investment Management, Inc.

			AFFIRMATIVE VOTES    NEGATIVE VOTES
			      23,496,242.583                1,267,328.678


3) Approve or disapprove a new Investment Advisory Agreement between the Fund and Aetna, the Fund's current investment adviser.

			AFFIRMATIVE VOTES    NEGATIVE VOTES
			      23,666,865.152		  1,123,519.938


4) Approve or disapprove an amendment to the Fund's Declaration of Trust to modify the Fund's liability and indemnification provisions.


			AFFIRMATIVE VOTES          NEGATIVE VOTES
			          23,155,962.850	    	       1,385,334.486





EX99.169